Exhibit 99.1

                NEWS RELEASE
                             For Immediate Release

DARLING INTERNATIONAL ANNOUNCES
THIRD QUARTER 2008 RESULTS

November 6, 2008 – IRVING, TEXAS –  Darling International Inc. (NYSE: DAR) today reported third quarter net income of $23.0 million, or $0.28 per share, and net income of $68.5 million, or $0.83 per share, for the nine months ended September 27, 2008.  Sales and results of operations for the third quarter and nine months ended as compared to the same periods of the prior year are as follows:

For the third quarter of 2008, the Company reported net sales of $236.2 million as compared to $171.8 million for the third quarter of 2007.  Higher finished product prices accounted for the majority of the $64.4 million increase.

Net income for the third quarter of 2008 increased to $23.0 million, or $0.28 per share, as compared to $12.1 million, or $0.15 per share, for the 2007 comparable period.  The $10.9 million increase in net income for the third quarter resulted primarily from higher finished product prices, which were partially offset by higher energy costs for natural gas and diesel fuel and an increase in bad debt expense.

Darling International Chairman and Chief Executive Officer, Randall Stuewe, said, “We are proud of the exceptional results our team delivered for third quarter.  We remain focused on adjusting our business model and managing operating costs during these volatile economic times.”

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For the nine months ended September 27, 2008, the Company reported net sales of $659.0 million as compared to $469.9 million for the 2007 comparable period.  The $189.1 million increase in sales is primarily attributable to higher finished product prices.

For the nine months ended September 27, 2008, the Company reported net income of $68.5 million, or $0.83 per share, as compared to $31.2 million, or $0.38 per share, for the 2007 comparable period.  The $37.3 million increase in net income for the nine months ended September 27, 2008, resulted primarily from higher finished product prices, which was partially impacted by:  (i)  $14.8 million increase in energy costs related to natural gas and diesel fuel;  (ii) a $1.3 million increase in bad debt expense; (iii) a $1.2 million charge in the 2007 period related to a mass termination withdrawal liability arising from a multi-employer pension plan termination; and (iv) a $2.2 million gain included in the 2007 period on the closing of a transaction for the sale of a judgment against a service provider.

Darling International will host a conference call to discuss the Company’s third quarter 2008 financial results at 10:00 am Eastern Time (9:00 am Central Time) on Friday, November 7, 2008.  To listen to the conference call, participants calling from within North America should dial 877-261-8992;  international participants should dial 847-619-6548.  Please refer to access code 23123740.  Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the company website at http://www.darlingii.com/investors.aspx.  Beginning two hours after its completion, a replay of the call can be accessed until November 21, 2008, by dialing 888-843-8996 domestically, or 630-652-3044 if outside North America.  The access code for the replay is 23123740.  The conference call will also be archived on the Company’s website.

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Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal, and hides. These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the Company provides grease trap collection services and sells equipment to restaurants.

For additional information, visit the Company’s web site at http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as "may," "will,"  " begin, " " look forward, "  "expect," "believe," "intend," "anticipate," "should", "estimate," “continue," “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the unprecedented turmoil existing in world financial, credit, commodities and stock markets,  a decline in consumer confidence and discretionary spending,  the general performance of the U.S. economy, and global demands for grain and oilseed commodities, which have exhibited volatility, and bio-fuels that could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission.  Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

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Darling International Inc.
Consolidated Operating Results
For the Periods Ended September 27, 2008 and September 29, 2007
(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Nine Months Ended
			$ Change			$ Change
	Sept. 27,	Sept. 29,	Favorable	Sept. 27,	Sept. 29,	Favorable
	2008	2007	(Unfavorable)	2008	2007	(Unfavorable)

Net sales	$236,227	$171,831	$64,396	$659,041	$469,868	$189,173
Costs and expenses:
Cost of sales and operating expenses	$177,745	$130,889	$(46,856)	$485,339	$356,058	$(129,281)
Selling, general and administrative expenses	15,371	14,285	(1,086)	44,052	41,161	$(2,891)
Depreciation and amortization	5,799	5,647	(152)	17,436	17,186	(250)
Total costs and expenses	198,915	150,821	(48,094)	546,827	414,405	(132,422)
Operating income	37,312	21,010	16,302	112,214	55,463	56,751

Other income/(expense):
Interest expense	(714)	(1,166)	452	(2,334)	(4,125)	1,791
Other, net	97	(105)	202	397	(636)	1,033
Total other income/(expense)	(617)	(1,271)	654	(1,937)	(4,761)	2,824

Income from operations before income taxes	36,695	19,739	16,956	110,277	50,702	$59,575
Income taxes	(13,701)	(7,639)	(6,062)	(41,743)	(19,540)	(22,203)
Net income	$22,994	$12,100	$10,894	$68,534	$31,162	$37,372

Basic income per share:	$0.28	$0.15	$0.13	$0.84	$0.39	$0.45
Diluted income per share:	$0.28	$0.15	$0.13	$0.83	$0.38	$0.45

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         FOR MORE INFORMATION CONTACT:
         John O. Muse, Executive Vice President of                                                                    251 O’Connor Ridge Blvd., Suite 300
              Finance and Administration, or                                                                                   Irving, Texas 75038
         Brad Phillips, Treasurer                                                                                                      Phone: 972-717-0300